Board of Directors
EYI Industries, Inc.
Burnaby, B.C. Canada



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use of our audit report dated March 30, 2006, on the financial statements of EYI Industries, Inc. as of December 31, 2005, for the filing with and attachment to the Form S-8.



/s/ Williams & Webster

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington


March 31, 2006